As filed with the Securities and Exchange Commission on March 26, 1996.
                                                    Registration No. 2-80978


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        Post Effective Amendment No. 2
                                      to
                                   FORM S-8
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                          TRITON ENERGY LIMITED
            (Exact name of registrant as specified in its charter)

Cayman Islands                                   None
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)         Identification No.)

Caledonian House
Mary Street, P.O. Box 1043
George Town
Grand Cayman, Cayman Islands                         None
(Address of principal executive offices)           (Zip Code)



    TRITON ENERGY 1981 EMPLOYEE NONQUALIFIED STOCK OPTION PLAN

                           (Full title of the plan)
                            Robert B. Holland, III
                           Triton Energy Corporation
                        6688 North Central Expressway
                                  Suite 1400
                             Dallas, Texas  75206
                   (Name and address of agent for service)
                                (214) 691-5200
                         (Telephone number, including
                       area code, of agent for service)




                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

       (i) Annual Report on Form 10-K for the year ended December 31, 1995 of Triton Energy Corporation, a Delaware Corporation ("Triton Delaware");

       (ii) Current Report on Form 8-K filed February 9, 1996 of Triton Delaware; and

       (iii) the description of Ordinary Shares contained in the Registration Statement on Form 8-A dated March 25, 1996 of Triton Energy
Limited, a Cayman Islands company (the "Company").

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Ordinary Shares offered hereunder has been sold or which deregisters all of such Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.





 ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain legal matters in connection with the validity of the Ordinary Shares to be offered hereby have been passed upon for the Company by its general counsel, Robert B. Holland, III.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Triton Cayman is a Cayman Islands company. Article XXXIII of Triton Cayman's Articles of Association contains provisions with respect to indemnification of Triton Cayman's officers and directors. Such provisions provide that Triton Cayman shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Triton Cayman), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, Triton Cayman, against any liability or expense actually and reasonably incurred by such person in respect thereof. Triton Cayman shall also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise. The Articles of Association also provide that except under certain circumstances, directors of Triton Cayman shall not be personally liable to Triton Cayman or its shareholders for monetary damages for breach of fiduciary duties as a director.

      The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or
directors.    However,  the  application  of  basic  principles  and  certain
Commonwealth case law which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or wilful default on the part of the officer or director or reckless disregard of his duties and obligations to Triton Cayman.

          Directors  and  officers  of  Triton  Cayman  are also provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy. Subject to applicable policy terms, conditions and exclusions, coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims first made against the insureds or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insureds prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers of Triton Cayman.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.




ITEM 8.  EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

                    Exhibit No.     Description of Exhibit



 4.1  Articles of Association. (1)
 4.2  Memorandum of Association. (1)
 4.3  Specimen Certificate of Ordinary Shares, par value $.01. (1)
 4.4 Rights Agreement dated as of March 25, 1996 between Triton Cayman and Chemical Bank, as Rights Agent. (1)
 5.1  Opinion of Robert B. Holland, III.(2)
23.1  Consent of Price Waterhouse, LLP.(2)
23.2  Consent of DeGolyer and MacNaughton.(2)
23.3  Consent of Robert B. Holland, III (included in his opinion filed as
      Exhibit 5.1 to this Registration Statement).(2)
  24  Power of Attorney.(2)
  25  None
  27  None
  28  None



(1) Previously filed as an exhibit to the Company's Registration Statement on Form 8-A dated March 25, 1996 and incorporated herein by reference.
(2)  Filed herewith.



ITEM 9.  UNDERTAKINGS.

     (a)     The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 26, 1996.


      TRITON ENERGY LIMITED



     By:   /s/ Robert B. Holland, III
           Robert B. Holland, III
           Senior Vice President



                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signatures                      Title                                 Date
                                President, Chief
   /s/ Thomas G. Finck*         Executive Officer
Thomas G. Finck                 and Director                       March 26, 1996
                                (Principal Executive Officer)

                                Senior Vice President and
   /s/ Peter Rugg*              Chief
Peter Rugg                      Financial Officer                  March 26, 1996
                                (Principal Financial and Accounting
                                 Officer)

   /s/ Herbert L. Brewer*       Director                           March 26, 1996
Herbert L. Brewer

   /s/ Ernest E. Cook*          Director                           March 26, 1996
Ernest E. Cook

   /s/Sheldon R. Erickson*      Director                           March 26, 1996
Sheldon R. Erickson

   /s/ Ray H. Eubank *          Director                           March 26, 1996
Ray H. Eubank

   /s/ Jesse E. Hendricks*      Director                           March 26, 1996
Jesse E. Hendricks

                                Director                           March 26, 1996
Fitzgerald S. Hudson

   /s/John R. Huff*             Director                           March 26, 1996
John R. Huff
 .
   /s/ John P. Lewis*           Director                           March 26, 1996
John P. Lewis

  /s/Michael E. McMahon*        Director                           March 26, 1996
Michael E. McMahon

   /s/Wellslake D. Morse, Jr.*  Director                           March 26, 1996
Wellslake D. Morse, Jr.

   /s/Edwin D. Williamson*      Director                           March 26, 1996
Edwin D. Williamson

   /s/J. Otis Winters*          Director                           March 26, 1996
J. Otis Winters




*By:    /s/ Robert B. Holland, III
Robert B. Holland, III,
Attorney-in-fact






                              INDEX TO EXHIBITS


                    Exhibit No.     Description of Exhibit



 4.1  Articles of Association. (1)
 4.2  Memorandum of Association. (1)
 4.3  Specimen Certificate of Ordinary Shares, par value $.01. (1)
 4.4 Rights Agreement dated as of March 25, 1996 between Triton Cayman and Chemical Bank, as Rights Agent. (1)
 5.1  Opinion of Robert B. Holland, III.(2)
23.1  Consent of Price Waterhouse, LLP.(2)
23.2  Consent of DeGolyer and MacNaughton.(2)
23.3  Consent of Robert B. Holland, III (included in his opinion filed as
      Exhibit 5.1 to this Registration Statement).(2)
  24  Power of Attorney.(2)
  25  None
  27  None
  28  None




(1) Previously filed as an exhibit to the Company's Registration Statement on Form 8-A dated March 25, 1996 and incorporated herein by reference.
(2)  Filed herewith.